Exhibit 1.1

SUBSCRIPTION AGREEMENT

Board of Directors of

Brera Holdings PLC

Connaught House, 5th Floor, One Burlington Road

Dublin 4, D04 C5Y6, Ireland

(the “Company”)

This Subscription Agreement (this “Agreement”) has been executed by the subscriber whose name appears on the signature page to this Agreement (the “Subscriber”) in connection with the subscription to purchase the number of units (the “Units”) set forth on the signature page to this Agreement, at a purchase price of $5.40 per Unit, for an aggregate purchase price as set forth on the signature page to this Agreement (the “Purchase Price”). Each Unit consists of (i) one Series B Preferred Share (each, a “Series B Preferred Share”) and (ii) a warrant (the “Warrant”) to purchase Class B Ordinary Shares, $0.005 nominal value per share (the “Class B Ordinary Shares”). The Warrant entitles the holder to purchase a number of Class B Ordinary Shares equal to ten percent (10%) of the number of Class B Ordinary Shares underlying the Series B Preferred Shares purchased by the Subscriber, with an exercise price of $1.35 per whole Class B Ordinary Share. If such calculation results in a fractional share, the number of Class B Ordinary Shares issuable upon exercise of the Warrant shall be rounded up to the nearest whole share.

The Series B Preferred Shares included in the Units have the benefits, privileges, limitations, and restrictions set forth in the Certificate of Designation included in Schedule 1 hereto. Schedule 1 forms part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes Schedule 1.

The Units being subscribed for pursuant to this Agreement (including the Series B Preferred Shares, the Warrant and the Class B Ordinary Shares underlying the Warrant) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). A total of 2,000,000 Units are being offered (the “Offering”) at the Purchase Price for total maximum gross proceeds of up to $10,800,000 (the “Maximum Offering Amount”).

This Offering is being made exclusively, and is limited, to accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder (subject to the Company’s election to include purchasers outside the United States in accordance with the rules of Regulation S promulgated under the Securities Act, and/or in accordance with such other rules and regulations as may be applicable under the circumstances), and, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, Rule 506(b) under Regulation D promulgated under the Securities Act and applicable state securities laws, the Units are being sold without registration under the Securities Act.

1. Subscription. The Subscriber hereby subscribes to purchase the number of Units set forth on the signature page to this Agreement, subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein. The minimum initial investment per Subscriber is $25,000, unless otherwise agreed to by the Company. No fractional Units shall be issued. In the event that the Purchase Price would otherwise result in the issuance of a fractional Unit, the number of Units to be issued shall be rounded up to the nearest whole Unit. The Company may conduct a series of closings (each a “Closing”) in this Offering from time to time as subscriptions are made; provided, however, that the initial closing (the “Initial Closing”) of this Offering may not occur unless and until the Company closes on binding subscriptions for at least $100,000 (the “Minimum Offering Amount”). Funds will be held in a non-interest-bearing escrow account until the Company conducts a Closing. The Offering shall cease on the earlier of the following: (a) the allotment and issue of such number of Units at an aggregate subscription price up to the Maximum Offering Amount, or (b) December 31, 2025 (the “Termination Date”). Notwithstanding the previous sentence, the Termination Date may be extended by the Company until March 31, 2026, provided that such number of Units at an aggregate subscription price of the Minimum Offering Amount have been allotted and issued on or before December 31, 2025.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber the following:

(a) Authorization. As of the Initial Closing of this Offering, all action on the part of the Company, its board of directors, officers and existing shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto and thereto, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

(b) Capitalization. The authorized share capital of the Company currently consists of 350,000,000 shares, consisting of (i) 300,000,000 ordinary shares with a $0.005 nominal value per share, of which 50,000,000 shares are designated Class A Ordinary Shares with a $0.005 nominal value per share (the “Class A Ordinary Shares”), and 250,000,000 shares are designated Class B Ordinary Shares with a $0.005 nominal value per share (the “Class B Ordinary Shares”), and (ii) 50,000,000 Preferred Shares with a $0.005 nominal value per share (the “Preferred Shares”), of which 10,000,000 are designated as Series A Preferred Shares (the “Series A Preferred Shares”) and 2,500,000 are designated as Series B Preferred Shares. Immediately prior to the Initial Closing, the Company will have issued and allotted (i) 6,258,000 Class A Ordinary Shares, (ii) 12,825,000 Class B Ordinary Shares, and (iii) 731,400 Series A Preferred Shares. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Ordinary Shares are entitled to one vote on any such matter. Class A Ordinary Shares may be voluntarily converted into Class B Ordinary Shares on a one-to-one basis. A transfer of Class A Ordinary Shares will result in their automatic conversion into Class B Ordinary Shares upon such transfer, except that the transfer of Class A Ordinary Shares to another holder of Class A Ordinary Shares will not result in such automatic conversion. Class B Ordinary Shares are not convertible. Other than as to voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally. Series A Preferred Shares are convertible into eight (8) Class B Ordinary Shares at the option of the holder, subject to adjustment for share splits, share combinations, recapitalizations or similar transactions. The Company has adopted the Brera Holdings PLC 2022 Equity Incentive Plan (the “Plan”) and reserved 4,000,000 Class B Ordinary Shares for issuance thereunder. The Company has granted 1,520,000 Class B Ordinary Shares and 200,000 share options at an exercise price of $2.00 per share under the Plan, and 2,280,000 shares remain available for issuance under the Plan. The Company has also issued and outstanding warrants to acquire (i) 210,350 Class B Ordinary Shares with exercise prices ranging from $1.00 to $5.00 per share and (ii) 51,198 Series A Preferred Shares with an exercise price of $5.00 per share. The Company has not otherwise reserved any shares for issuance to officers, directors, employees and consultants of the Company pursuant to any equity incentive plan and, except as aforesaid, no securities are outstanding that are exercisable or exchangeable for, or convertible into, any ordinary shares of the Company. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in connection with the Offering. Other than indicated above, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any Series B Preferred Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Series B Preferred Shares, or securities or rights convertible or exchangeable into Series B Preferred Shares. The issue and sale of the Units in this Offering will not obligate the Company to issue Units or other securities to any person (other than subscribers) and will not result in a right of any security holder in Company securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the securities of the Company held by them.

(c) Valid Issuance of the Series B Preferred Shares. The Series B Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, shall be duly and validly issued.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Units being sold in this Offering, except for the following: (i) the filing of such notices as may be required under the Securities Act and (ii) the compliance with any applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.

(e) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has made available to each Subscriber true, correct and complete copies of all SEC Reports. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any subsidiary is a party or to which the property or assets of the Company or any subsidiary are subject are included as part of or specifically identified in the SEC Reports.

(f) Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened before any court, administrative agency or other governmental body against the Company which question the validity of this Agreement. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would have a material adverse effect on the Company.

(g) Patents and Trademarks. The Company and its subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses and which the failure to so have could have a material adverse effect on the Company (collectively, the “Intellectual Property Rights”). Neither the Company nor any subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any subsidiary violates or infringes upon the rights of any person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights.

(h) Transactions With Affiliates and Employees. None of the executive officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or such employee or, to the knowledge of the Company, any entity in which any executive officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000.

(i) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any Units by any form of general solicitation or general advertising (within the meaning of Regulation D).

3. Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Company the following:

(a) The Subscriber has the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and has carefully reviewed and understands the risks of, and other considerations relating to, the purchase of Units, including, without limitation, the risk factors related to startup businesses and businesses in this industry and the tax consequences of the investment, and has the ability to bear the economic risks of the investment.

(b) The Subscriber is acquiring the Units for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof, except for a resale or distribution that complies with the Securities Act and all other applicable state securities laws. The Subscriber understands and acknowledges that the Units have not been registered under the Securities Act or any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Subscriber further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Units. The Subscriber understands and acknowledges that the Offering of the Units pursuant to this Agreement will not be registered under the Securities Act nor under the state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

(c) The Subscriber understands that no public market now exists, and there may never be a public market for, the Units or Series B Preferred Shares.

(d) The Subscriber has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management. The Subscriber understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control.

(e) As of the Closing, all action on the part of Subscriber, and its officers, directors and partners, if applicable, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Subscriber hereunder and thereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto, constitutes valid and legally binding obligations of the Subscriber, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

(f) The Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act, and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(g) If the Subscriber is not a “U.S. Person,” as such term is defined in Regulation S promulgated under the Securities Act, the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the subscription to the Units, (ii) any foreign restrictions applicable to such subscription, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the subscription, holding, redemption, sale, or transfer of the Units. The Subscriber’s subscription and payment for and continued beneficial ownership of the Units will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

(h) The Subscriber or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Company, the Company’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Company.

(i) The Subscriber has adequate means of providing for its current and anticipated financial needs and contingencies, is able to bear the economic risk for an indefinite period of time and has no need for liquidity of the investment in the Units and could afford complete loss of such investment.

(j) The Subscriber is not subscribing for Units as a result of or subsequent to any advertisement, article, notice or other communication, published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Subscriber in connection with investments in securities generally.

(k) All of the information that the Subscriber has heretofore furnished, or which is set forth herein, is correct and complete as of the date of this Agreement, and, if there should be any material change in such information prior to the consummation of Subscriber’s investment in the Company, the Subscriber will immediately furnish revised or corrected information to the Company.

4. Transfer Restrictions. The Subscriber acknowledges and agrees as follows:

(a) The Units have not been registered for sale under the Securities Act, in reliance on the private offering exemption in Section 4(a)(2) thereof; and the Company does not intend to register the Units under the Securities Act at any time in the future.

(b) The Subscriber understands that the certificates representing the Series B Preferred Shares, until such time as they have been registered under the Securities Act, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) No governmental agency has passed upon the Units or made any finding or determination as to the wisdom of any investments therein.

5. Closing Conditioned on Raising Minimum Offering Amount. The Initial Closing of this Offering is conditioned on the Company raising the Minimum Offering Amount, inclusive of any investments made by officers, directors or other affiliates of the Company or the placement agent that contribute toward achieving the Minimum Offering Amount.

6. Demand Registration Rights. The Company shall file with the Commission not later than sixty (60) days after the date of the final Closing of the Offering a registration statement on an appropriate form (the “Registration Statement”) covering the resale of the Class B Ordinary Shares issuable upon conversion of the Series B Preferred Shares and the Warrants issuable in connection with the Offering (collectively, the “Registrable Shares”) and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective within ninety (90) days following the date that the Registration Statement is filed. Notwithstanding anything to the contrary herein, at any time, the Company may delay the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company, in the best interest of the Company and otherwise required (a “Grace Period”); provided, that the Company shall promptly: (i) notify the Subscriber in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Subscriber) and the date on which the Grace Period will begin, and (ii) use commercially reasonable efforts to resolve any issue that makes disclosure of the material, non-public information not in the best interests of the Company. All expenses incurred by the Company in complying with this Section 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of transfer agents and registrars are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of the Registrable Shares, including any fees and disbursements of any counsel to the Subscriber, are called “Selling Expenses.” The Company will pay all Registration Expenses in connection with the Registration Statement. Selling Expenses in connection with the Registration Statement, if any, shall be borne by the Subscriber.

7. Modification. This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

8. Notices.

(a) Form of Notice. All notices, requests, claims, demands and other communications between the parties shall be in writing and given (a) if to the Company, at the address set forth above, or (b) if to a Subscriber, at the address set forth on the signature page for such Subscriber (or, in either case, to such other address as the party shall have furnished to the other in writing in accordance with the provisions of this Section 8).

(b) Method of Notice. All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified in this Agreement or such other address as either party may specify in writing.

(c) Receipt of Notice. All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

9. Assignability. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by any Subscriber and the transfer or assignment of the Series B Preferred Shares or Warrants shall be made only in accordance with the Constitution of the Company and all applicable laws.

10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland, without reference to the principles thereof relating to the conflict of laws.

11. Market Standoff Agreement. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, Subscriber shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any securities of the Company without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed two hundred seventy (270) days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions. For consideration received and acknowledged, each Subscriber, in its capacity as a securityholder of the Company, hereby appoints the Chief Executive Officer and/or Chief Financial Officer of the Company to act as its true and lawful attorney with full power and authority on its behalf to execute and deliver all documents and instruments and take all other actions necessary in connection with the matters covered by this Section 11 and any lock-up agreement required to be executed pursuant to an underwriting agreement in connection with any initial public offering of the Company. Such appointment shall be for the limited purposes set forth above.

12. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the Subscriber and the Company with respect to the Offering and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b) The representations and warranties of the Company and the Subscriber made in this Agreement shall survive the execution and delivery hereof and delivery of the Units.

(c) Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

(d) This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(e) Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

(f) Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

(g) The Subscriber hereby agrees to furnish the Company such other information as the Company may request with respect to its subscription hereunder.

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SCHEDULE 1

BRERA HOLDINGS PLC

CERTIFICATE OF DESIGNATION OF PREFERENCES,
BENEFITS AND LIMITATIONS
OF
SERIES B PREFERRED SHARES

Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Constitution, the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution which creates a series of the Corporation’s Preferred Shares, $0.005 nominal value per share (the “Preferred Shares”), designated as Series B Preferred Shares, and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special benefits, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of Preferred Shares for cash or exchange of other securities, rights or property and does hereby fix and determine the benefits, preferences, restrictions and other matters relating to such series of Preferred Shares as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Class B Ordinary Shares” means the Corporation’s Class B Ordinary Shares, $0.005 nominal value per share, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means each of the following events unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event: (a) a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Holder” means a holder of Series B Preferred Shares.

“Ordinary Shares” means the Corporation’s Class A Ordinary Shares, $0.005 nominal value per share (the “Class A Ordinary Shares”) and Class B Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of a majority of the issued and outstanding Series B Preferred Shares.

“Series B Original Issue Date” means the date of the first closing of the offering in which the Series B Preferred Shares were purchased.

“Series B Original Issue Price” means $5.40 per share.

Section 2. Designation, Amount and Nominal Value. The series of Preferred Shares shall be designated as Series B Preferred Shares, $0.005 nominal value per share (the “Series B Preferred Shares”), and the number of shares so designated shall be Two Million Five Hundred Thousand (2,500,000), which shall not be subject to increase without the written consent of the Requisite Holders. Each Series B Preferred Share shall have a stated value equal to the Series B Original Issue Price.

Section 3. Ranking. The Series B Preferred Shares will, with respect to preferences to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Ordinary Shares and any other class of securities hereafter authorized that is specifically designated as junior to the Series B Preferred Shares (the “Junior Securities”) and (b) on parity with the Series A Preferred Shares, $0.005 nominal value per share (the “Series A Preferred Shares”) and any future series of Preferred Shares created hereafter that is designated as ranking on parity with the Series B Preferred Shares as to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”). Accordingly, notwithstanding anything else to the contrary contained herein, any dividend, redemption, put or other payments required to be made to a Holder hereunder may not be made during periods when the Corporation is in default under similar payments required to be made under the terms of Parity Securities. The terms of the Series B Preferred Shares will not limit the Corporation’s ability to (i) incur indebtedness or (ii) issue additional securities that are Junior Securities or Parity Securities as to distribution rights and rights upon the Corporation’s liquidation, dissolution or winding up.

Section 4. Dividends. All dividends shall be declared pro rata on the Ordinary Shares, the Series A Preferred Shares, and the Series B Preferred Shares on a pari passu basis according to the number of Class B Ordinary Shares held by such holders. For this purpose, each Holder of Series B Preferred Shares is to be treated as holding the greatest whole number of Class B Ordinary Shares then issuable upon conversion of all Series B Preferred Shares held by such Holder pursuant to Section 8.

Section 5. Liquidation.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, the Holders of Series B Preferred Shares then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis in an amount per share equal to the Series B Original Issue Price, plus any accrued but unpaid dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation Event promptly to each Holder, and not less than fifteen (15) days prior to the payment date stated therein.

(b) Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Section 6. Voting Rights. As long as any Series B Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, voting together as a class, (a) authorize or issue any class or series of equity securities ranking senior in benefits of the Series B Preferred Shares with respect to dividend and other distribution rights, preference or other preferences on redemption, liquidation, dissolution or winding-up of the Corporation (other than in connection with the acquisition of assets in a transaction that is approved by the Requisite Holders) or (b) amend its Constitution (whether by merger, consolidation, or otherwise) to materially and adversely alter or change the powers, preferences or rights given to the Series B Preferred Shares or alter or amend this Certificate of Designation in a manner that materially and adversely alters or changes the powers, preferences or benefits given to the Series B Preferred Shares. Except as set forth in this Section 6, Holders of Series B Preferred Shares have no voting rights.

Section 7. Redeemed or Otherwise Acquired Shares. Any Series B Preferred Shares that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries, shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other preferences granted to the Holders of Series B Preferred Shares following redemption.

Section 8. Conversion. The holders of the Series B Preferred Shares shall have conversion benefits as follows:

(a) Right to Convert.

(i) Conversion Ratio. Each Series B Preferred Share shall be convertible, at the option of the Holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Class B Ordinary Shares as is determined by dividing the Series B Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” for the Series B Preferred Shares shall initially mean $0.675. Based on the initial Conversion Price, each Series B Preferred Share will convert into eight (8) Class B Ordinary Shares. Such initial Conversion Price, and the rate at which Series B Preferred Shares may be converted into Class B Ordinary Shares, shall be subject to adjustment as provided below.

(ii) Termination of Conversion Rights. Subject to Section 8(c)(i) in the case of a Contingency Event, in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the Holders of Series B Preferred Shares.

(b) Fractional Shares. No fractional Class B Ordinary Shares shall be issued upon conversion of the Series B Preferred Shares. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall round up such fraction of a Class B Ordinary Share to the nearest whole share.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a Holder of Series B Preferred Shares to voluntarily convert Series B Preferred Shares into Class B Ordinary Shares, such Holder shall, at the office of the transfer agent for the Series B Preferred Shares or at the principal office of the Corporation if the Corporation serves as its own transfer agent, deliver written notice that such Holder elects to convert all or any number of the Series B Preferred Shares owned by such Holder and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the book entry for Class B Ordinary Shares to be issued. The close of business on the date of receipt by the transfer agent or by the Corporation if the Corporation serves as its own transfer agent of such written notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the Class B Ordinary Shares issuable upon conversion of the Series B Preferred Shares represented by such written notice shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such Holder of Series B Preferred Shares, or to such Holder’s nominees, a book entry for the number of full Class B Ordinary Shares issuable upon such conversion in accordance with the provisions hereof and a book entry for the number (if any) of the Series B Preferred Shares that were not converted into Class B Ordinary Shares and (b) pay all declared but unpaid dividends on the Series B Preferred Shares converted.

(ii) Reservation of Shares. The Corporation shall at all times while any Series B Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion of the Series B Preferred Shares, such number of its duly authorized Class B Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares; and if at any time the number of authorized but unissued Class B Ordinary Shares shall not be sufficient to effect the conversion of all then-outstanding Series B Preferred Shares, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued Class B Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price of the Series B Preferred Shares below the then nominal value of the Class B Ordinary Shares issuable upon conversion of the Series B Preferred Shares, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable Class B Ordinary Shares at such adjusted Conversion Price.

(iii) Effect of Conversion. All Series B Preferred Shares that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive Class B Ordinary Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any Series B Preferred Shares so converted shall be retired and cancelled and may not be reissued.

(iv) No Further Adjustment. Upon any conversion of Series B Preferred Shares, no adjustment to the Conversion Price of the Series B Preferred Shares shall be made with respect to the converted shares for any declared but unpaid dividends on such Series B Preferred Shares or on the Class B Ordinary Shares delivered upon conversion.

(d) Adjustment for Share Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first Series B Preferred Share is issued by the Corporation (such date referred to herein as the “First Issue Date”) effect a subdivision of the outstanding Ordinary Shares, the Conversion Price for such Series B Preferred Shares in effect immediately before that subdivision shall be proportionately decreased so that the number of Class B Ordinary Shares issuable on conversion of each Series B Preferred Share shall be increased in proportion to such increase in the aggregate number of Class B Ordinary Shares outstanding. If the Corporation shall at any time or from time to time after the First Issue Date combine the outstanding Ordinary Shares, the Conversion Price for such Series B Preferred Shares in effect immediately before the combination shall be proportionately increased so that the number of Class B Ordinary Shares issuable on conversion of each Series B Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Class B Ordinary Shares outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the First Issue Date shall make or issue, or fix a record date for the determination of holders of Class B Ordinary Shares entitled to receive, a dividend or other distribution payable on the Class B Ordinary Shares in additional Class B Ordinary Shares, then and in each such event the Conversion Price for the Series B Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of Class B Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of Class B Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class B Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 8(e) as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the Holders of Series B Preferred Shares simultaneously receive a dividend or other distribution of Class B Ordinary Shares in a number equal to the number of Class B Ordinary Shares that they would have received if all outstanding Series B Preferred Shares had been converted into Class B Ordinary Shares on the date of such event.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the First Issue Date shall make or issue, or fix a record date for the determination of holders of Class B Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Class B Ordinary Shares in respect of outstanding Class B Ordinary Shares), then and in each such event the Holders of Series B Preferred Shares shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding Series B Preferred Shares had been converted into Class B Ordinary Shares on the date of such event.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the First Issue Date the Class B Ordinary Shares issuable upon the conversion of Series B Preferred Shares is changed into the same or a different number of any class or classes of shares of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a shares split or combination, dividend, distribution, merger or consolidation regarding a Deemed Liquidation Event), then in any such event each Holder of Series B Preferred Shares shall have the right thereafter to convert such shares into the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of Class B Ordinary Shares into which such Class B Ordinary Shares could have been converted immediately prior to such recapitalization, reclassification or change.

(h) Adjustment for Merger or Consolidation. If there shall occur any consolidation or merger involving the Corporation in which the Class B Ordinary Shares (but not the Series B Preferred Shares) is converted into or exchanged for securities, cash, or other, then, following any such consolidation or merger, provision shall be made that each Series B Preferred Share shall thereafter be convertible, in lieu of the Class B Ordinary Shares into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of Class B Ordinary Shares of the Corporation issuable upon conversion of one Series B Preferred Share immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the Holders of Series B Preferred Shares, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Price of the Series B Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Shares.

(i) Book Entry as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Shares pursuant to this Section 8, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series B Preferred Shares a book entry setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Shares is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder of Series B Preferred Shares (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such Holder a book entry setting forth (a) the Conversion Price of the Series B Preferred Shares then in effect and (b) the number of Class B Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series B Preferred Shares.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidation preference and accrued but unpaid dividends, as applicable, on the Series B Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the laws of Ireland, without regard to the principles of conflict of laws thereof.

(d) Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders; provided that an amendment to Section 6 hereof shall require the affirmative vote at a duly held meeting or written consent of two-thirds of the Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders or two-thirds of the Holders, as applicable, will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Redeemed Series B Preferred Shares. If any Series B Preferred Shares shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued preferred shares and shall no longer be designated as Series B Preferred Shares.

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SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Subscriber hereby executes this Subscription Agreement, as of __________________________.

Number of Units Purchased __________________________

Total Subscription Amount $ __________________________

SUBSCRIBER

Print Name

Signature

Name of Signatory (if an entity)

Title of Signatory (if an entity)

Tax ID or Social Security Number: _____________________

Address:

Email Address: _________________________________

Agreed to and accepted as of ____________________.

Brera Holdings PLC

By:
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Title:

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